BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/13/2021

Work Order Item Number:	W2021121301417 - 1776298
Filing Number:	20211955006
Filing Type:	Certificate of Designation
Filing Date/Time:	12/13/2021 14:00:25 PM
Filing Page(s):	6

Indexed Entity Information:

Entity ID: C241-2005

Entity Name: KIBUSH CAPITAL CORPORATION

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
NORTHWEST REGISTERED AGENT, LLC.
401 RYLAND ST STE 200-A, Reno, NV 89502, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of Secretary of State State Of Nevada	Business Number C241-2005
	Filing Number 20211955006
	Filed On 12/13/2021 14:00:25 PM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: KIBUSH CAPITAL CORPORATION Entity or Nevada Business Identification Number (NVID): NV20051073713
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 12/13/2021 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series D Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Warren Sheppard Signature of Officer Date: 12/13/2021

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number C241-2005
Barbara K. Cegavske	Filing Number 20211955006
Secretary of State State Of Nevada	Filed On 12/13/2021 14:00:25 PM
	Number of Pages 6

SCHEDULE "A"

**Certificate of Designations,
Preferences and Rights of
Series D Preferred Stock,
$0.001 Par Value Per Share**

**Pursuant To Section 78.1955 Of The
Nevada Revised Statutes**

Kibush Capital, Corp., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on November 15, 2021, in accordance with the provisions of its Articles of Incorporation (as amended, the "Articles of Incorporation") and by-laws. The authorized series of the Corporation's previously authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. Name Of The Corporation

Kibush Capital, Corp.

II. Designation and Amount: Dividends

a. Designation. The designation of said series of preferred stock shall be Series D Preferred Stock, $0.001 par value per share (the "Series D Preferred Stock").

b. Number of Shares. The number of shares of Series D Preferred Stock authorized shall be One Million (1,000,000) shares. The shares of Series D Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares)(the "Series D Stated Value").

c. Dividends. The Series D Preferred Stock is not entitled to dividends.

III. Liquidation and Redemption Rights

There are no Liquidation or Redemption Rights associated with the Series D Preferred Stock.

IV. Conversion

(a) When the Articles of Incorporation of the Corporation shall have been amended to provide for sufficient additional shares of authorized Common Stock to allow such conversion (if necessary), the holders of the Series D Preferred Stock shall have the right to convert their Series D Preferred Stock into fully paid and nonassessable shares (subject to adjustment as herein provided in Section IV) of Common Stock of the Corporation at a conversion rate (the "Series D Conversion Rate") of shares of Common Stock at a rate of one thousand (1,000) shares of Common Stock for each one (1) share of Series D Preferred Stock.

(b) Certification of Shares. As soon as practicable after the conversion of the Series D Preferred Stock into Common Stock, the Corporation shall issue and shall deliver at the office of the holder of the Series D Preferred Stock (or such other address of which the holder of such shares shall provide to the Corporation) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the Series D Preferred Stock.

(c) Survival of Conversion Right. In case of any other reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time deliverable on the conversion of the shares) after the date of issuance of the shares, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all its assets to another corporation, then and in each such case the holder(s) of the shares, upon the conversion thereof, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive the stock or other securities or property to which such holder(s) would have been entitled upon such consummation if such holder(s) had converted the Shares immediately prior thereto, all subject to further adjustments as provided herein; in each such case all the terms of this Section IV (including this Directors' Resolution) shall be applicable to the shares of stock or other securities or property receivable upon the conversion of the shares after such consummation.

(d) Covenant regarding Conversion Right. The Corporation will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the shares (including this Directors' Resolution), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder(s) of shares against dilution or other impairment. Without limiting the generality of the foregoing, as a condition precedent to the taking of any action which would cause the then aggregate par value of the shares of Common Stock issuable upon conversion of the then outstanding shares to be below the aggregate par value of the shares of Common Stock issuable upon conversion, the Corporation will take such corporate action as may be necessary in order that it may at all times validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of the shares. If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Section IV are not strictly applicable, or, if strictly applicable, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment consistent with such essential intent and principles so as to protect such conversion rights as aforesaid.

(e) Adjustment of the Conversion Rate.

(1) In case additional shares of Common Stock are issued as a dividend, stock split or other distribution on the Common Stock without the payment to the Corporation of any consideration, the Series D Conversion Rate in effect at the opening of business on the date of the issuance of such dividend, stock split or distribution (the "Issuance Date") shall be adjusted by multiplying each of the Series D Conversion Rate by a fraction the numerator of which shall be the sum of (i) such number of shares outstanding at the close of business immediately prior to the Issuance Date, and (ii) the number of shares constituting such dividend, stock split or other distribution, such reduction to become effective immediately after the opening of business on the Issuance Date for such dividend or distribution and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date. For the purposes of this Section IV(e)(1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(2) In case the outstanding shares of Common Stock are reduced by a reverse stock split or similar arrangement (but not the repurchase of shares of Common Stock by the Corporation) without the payment by the Corporation of any consideration (the "Interest

Reduction"), the Series D Conversion Rate in effect at the opening of business on the Issuance Date shall be adjusted by dividing the Series D Conversion Rate by the quotient of the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date divided by the number of shares of Common Stock which will be outstanding after the Interest Reduction. For the purposes of this Section IV(e)(2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(f) Notice of Adjusted Conversion Rate. Whenever the Series D Conversion Rate are adjusted as herein provided the Corporation shall compute the adjusted Series D Conversion Rate in accordance with Section IV(e) above and shall prepare a certificate signed by the Treasurer or an Assistant Treasurer of the Corporation setting forth the adjusted Series D Conversion Rate and the effective date thereof and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall be delivered to the preferred shareholder as soon as practicable but no later than 30 days after the effective date thereof.

(g) Reservation of Common Stock. The Corporation will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the shares, such shares of Common Stock and other stock, securities and property as from time to time shall be issuable upon the exercise of the shares at the time outstanding.

Method of Conversion.

(a) Conversion. Immediately following the amendment of the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock (if necessary), each holder of shares of Series D Preferred Stock shall have the right to convert such shares to the number of shares of Common Stock as determined by Series D Conversion Rate in effect at the time of conversion. The holder of the Series D Preferred Stock may exercise such right by delivering written notice to the Corporation.

(b) Manner of Effectuating Conversion. In order to receive new shares of Common Stock following the exercise of such conversion right, each preferred stockholder shall surrender the original stock certificates representing his or her preferred stock in the Corporation at the office of the Corporation.

On the day (the "Conversion Date") the preferred shareholder's preferred stock is surrendered for conversion and received by the Corporation, all in accordance with the foregoing provisions, and at such time the Corporation shall issue a certificate or certificates representing preferred shareholder's converted Common Stock and the preferred shareholder shall be treated for all purposes as the record holder of the number of shares of Common Stock, for which number of shares of preferred stock have been converted at such time; provided, however, that any such conversion on any date when the stock transfer books of the Corporation shall be closed shall be effective for all purposes at the opening of business on the next succeeding day on which such stock transfer book is open.

V. Limitation on Beneficial Ownership.

Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of shares of Series D Preferred Stock, and no Holder shall have the right to convert any shares of Series D Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of shares of the Series D Preferred Stock or otherwise, beneficial ownership of a number of shares of the Common Stock that exceeds 4.99% ("Maximum Percentage") of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of the Common Stock beneficially owned by a Person and its affiliates shall include the number of

shares of the Common Stock issuable upon conversion of the shares of Series D Preferred Stock that are subject to a pending conversion notice for which the determination of whether the Maximum Percentage had been exceeded is being determined, but shall exclude the number of shares of the Common Stock which would be issuable upon (a) conversion of any remaining, nonconverted shares of Series D Preferred Stock beneficially owned by such Person or any of its affiliates not subject to a pending conversion notice, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) beneficially owned by such Person or any of its affiliates that are similarly subject to a limitation on conversion or exercise analogous to the limitation contained in this Section V. Except as set forth in the preceding sentence, for purposes of this Section V, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section V, in determining the number of outstanding shares of the Common Stock, a Holder may rely on the number of outstanding of shares of the Common Stock as reflected in (A) the Company's most recent Form 8-K, Form 10-Q, or Form 10-K, as the case may be, (B) a more recent public announcement by the Company, or (C) any other notice by the Company or its transfer agent setting forth the number of shares of the Common Stock outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than one Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of the Common Stock then outstanding. In any case, the number of outstanding shares of the Common Stock shall be determined after giving effect to all conversions of shares of Series D Preferred Stock by such Holder and its affiliates that had occurred since the date as of which such number of outstanding Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

VI. Rank

All shares of the Series D Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series D Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VII. Voting Rights

The holders of the issued and outstanding shares of Series D Preferred Stock shall have zero (0) votes for each share of Series D Preferred Stock.

VIII. Protective Provisions

So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series D Preferred Stock, alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the holders of Series D Preferred Stock.

IX. Term

All or some of the issued and outstanding shares of Series D Preferred Stock may be repurchased by the Company between six (6) and twelve (12) months from the issuance of the Series D Preferred Stock, for a total price of 150% of the original purchase price.

X. Miscellaneous

a. Status of Redeemed Stock. In Case any shares of Series D Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

b. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

c. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Preferred Stock granted hereunder may be waived as to all shares of Series D Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series D Preferred Stock.

d. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Kibush Capital, Corp.
2215-B Renaissance Drive
Las Vegas, NV 89119
Attention: Warren Sheppard
Email: admin@kibushcapital.com

If to the holders of Series D Preferred Stock, to the address listed in the Corporation's books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 15th day of November 2021.

Kibush Capital, Corp.

By: *__/s/ Warren Sheppard__*
Name: Warren Sheppard
Title: President & Director